EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Perficient, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑130624, 333‑160465, 333‑183422, 333‑198589, and 333‑219660) on Form S‑8 of Perficient, Inc. and subsidiaries (the “Company”) of our report dated February 26, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of the Company.
Our report dated February 26, 2019 refers to the adoption of ASC Topic 606, Revenue from Contracts with Customers.
Our report dated February 26, 2019 on the effectiveness of internal control over financial reporting as of December 31, 2018 contains an explanatory paragraph that states the Company acquired substantially all of the assets of Southport Services Group, LLC in April 2018 and Stone Temple Consulting Corporation in July 2018 and acquired Elixiter, Inc. in October 2018 (the Acquired Businesses).  Management excluded the Acquired Businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. The Acquired Businesses represented 7% and 4% of the Company’s total assets and total revenues, respectively, as of and for the year ended December 31, 2018.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Businesses.

 /s/ KPMG LLP
St. Louis, Missouri
February 26, 2019